Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. APPOINTS MARCIA Z. HEFTER
VICE CHAIRPERSON OF THE BOARD

(Bridgehampton, NY — May 21, 2003) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTC: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), today reported that Marcia Z. Hefter, Esq. has been appointed Vice Chairperson of the Company’s Board of Directors.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on behalf of the Company, “We are extremely pleased with Marcia Hefter’s appointment to the position of Vice Chairperson. Marcia is an experienced and erudite member of our Board, having served as Director since 1989. Ms. Hefter brings an intelligent and analytical perspective to this leadership position.”

Raymond Wesnofske, Chairman of the Board of Bridge Bancorp, Inc. endorsed Hefter’s appointment. “Board members unanimously support Marcia Hefter’s appointment to the position of Vice Chairperson. Having served as Director for 13 years, Marcia’s contributions to the direction and oversight of our Company are many.” As Vice Chairperson Ms. Hefter succeeds Lawrence H. Strickland who retired last month.

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Marcia Z. Hefter, Esq. is a partner in Esseks, Hefter & Angel. Her firm maintains offices in both Riverhead and Watermill, NY. Ms. Hefter is a graduate of Boston University and New York University School of Law. Associated with Esseks, Hefter & Angel since 1966, Ms. Hefter specializes in the practice of real estate law, estate planning and estate settlement.

Over the years, Marcia Hefter has been an active member of the East End community. In addition to serving as Director of Bridge Bancorp, Inc., she has also served on the Board of Trustees of Central Suffolk Hospital and Peconic Health Corp., as well as Director of the Suffolk County Bar Association.

A long time resident of Riverhead, Ms. Hefter recently moved to East Moriches where she resides with her husband Robert Hefter, CPA.

Founded in 1910, Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on the East End. The Bank is a member of the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

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